U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.   Name and Address of Reporting Person*
        Haw Jury               Peggy                 L.
          (Last)              (First)             (Middle)

          c/o Fentura Financial, Inc. 175 North Leroy Street P.O. Box 725
                              (Street)

          Fenton                MI                48430
          (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Fentura Financial, Inc. - FETM

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Day/Year
     12/04/02

5.   If Amendment, Date of Original (Month/Day/Year)


6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     _X__ Director                      ___ 10% Owner
     ____ Officer (give title below)    ___ Other (specify below)


7.   Individual or Joint/Group Filing (Check applicable line)

     _X_  Form filed by One Reporting Person
     ___  Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Benefically Owned

1.   Title of Security (Instr. 3)
        Common Stock

2.   Transaction Date (Month/Day/Year)
        12/04/02

2A.  Deemed Execution Date, if any (Month/Day/Year)


3.   Transaction Code (Instr. 8)
        Code      P
        V         -

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
        Amount        69
        (A) or (D)    (A)
        Price         32.56

5. Amount of Securities Beneficially Owned Following Reported Transactions (Instr. 3 and 4)
        934

6.   Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
        (D)

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security


3.   Transaction Date (Month/Day/Year)


3A.  Deemed Execution Date, if any (Month/Day/Year)


4.   Transaction Code (Instr. 8)
          Code
          V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
          (A)
          (D)

6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable
          Expiration Date

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
          Title
          Amount or Number of Shares

8.   Price of Derivative Security (Instr. 5)


9. Number of Derivative Securities Beneficially Owned Following Reported Transactions (Instr. 4)


10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)


11.  Nature of Indirect Beneficial Ownership (Instr. 4)




Explanation of Responses:


                                      /s/ Donald L. Johnson             12/06/02
                                     **Signature of Reporting Person        Date
                                     Donald L. Johnson for Peggy L. Haw Jury
                                     by Power of Attorney

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.